2021 Letter to Shareholders | Page 1 Dear Shareholder, In the close of last year’s letter to shareholders, I stated that our outlook for 2021 was driven by optimism and hope for the future given everything the world endured in 2020. As we head into 2022, we continue to be driven by fulfilling our purpose to serve others and live our core values: providing superior customer experiences, creating an awesome work environment, pursuing opportunities for diversification and growth, communicating openly and honestly, and giving back to the communities in which we live and work. Across our businesses, we measure our net promoter scores (NPS) to hold ourselves accountable to our customer experience core value. NPS helps us evaluate customer satisfaction with our products and services and provides a critical feedback loop for ongoing improvement. While our current NPS scores are solid, an indication of our success, we are eager to improve. In addition to fulfilling our purpose, one of our stated goals was to be good stewards of the capital you have entrusted to us. We can say with confidence we accomplished that goal. In 2021, we earned GAAP net income of $10.20 per share. Our 2021 adjusted net income, excluding our mark-to-market on derivatives that do not qualify for hedge accounting, was $8.371 per share, achieving our second-largest earnings of all time, bested only by 2020. Early in 2021, we celebrated our 25th year as a company. The world in which we live and work is a very different place today than it was in 1996. We now must navigate through global pandemics, rapid inflation, ever-changing political winds, and the once unimaginable reality of Nebraska college football losing seasons. Through all the uncertainty, one of the growing themes we hear in reference to our performance over the years pertains to how we have purposefully and successfully allocated capital to various businesses and investment opportunities. I believe this theme will continue to gain momentum well into the future as we now have almost $1.6 billion in investments on the balance sheet. Given the increasing size of our investment portfolio, I am dedicating a large portion of this letter to the performance, scope, and overall perspective of these investments. February 28, 2022 1We prepare our financial statements and present our financial results in accordance with GAAP. However, we also provide additional non-GAAP financial information related to specific items management believes to be important in the evaluation of our operating results and performance. A reconciliation of our GAAP net income to net income, excluding derivative market value adjustments, and a discussion of why we believe providing this additional information is useful to investors can be found in our Annual Report on Form 10-K for the year ended Dec. 31, 2021, filed with the Securities and Exchange Commission on February 28, 2022. Select Nelnet NPS Scores ALLO Subscribers 68.0 NBS Clients (higher education and K-12) 78.4 NDS Clients BPO 66.7 FFELP Servicing 14.3 Private/Consumer Loan Servicing 66.7

2021 Letter to Shareholders | Page 2 Virtually every division of Nelnet performed at or above our expectations in 2021—from the unbelievable success of private and consumer loan acquisitions and securitizations to the growth in loan servicing assets, education payments, and software technology offerings. We have created several flywheels that have significant potential to generate cash flow, and we will invest that cash for long-term earnings growth. If you look back, we started acquiring student loans in 1996 with a very small amount of capital ($0.01 per share), and it took 16 years for Nelnet’s book value per share (with dividends included) to exceed $25. Then, only five years later, Nelnet’s book value per share grew to over $50. During 2021 (less than four years after going over $50 per share), Nelnet’s book value per share went over $75, ending the year at $77.83 per share. In the last two years alone, the flywheel effect of Nelnet’s book value on a per share basis has increased almost $18. The flywheel of value creation continues to spin. Currently, we are benefiting from the cash flow we have generated from decisions made years in the past, and we are allocating that capital with a growth mindset. To be a content shareholder in Nelnet, I believe one must have patience and philosophical alignment with our management commitment to long-term cash generation. Our long-term time horizon comes at the expense of short-term/non- linear year-to-year book earnings. We are okay with that and hope you are as well. Our performance this year is clearly indicative of some of the decisions we made a few years back to invest in several “outside-the-box” ideas such as ALLO, Hudl, real estate, solar/renewable energy, and other venture investments. Meanwhile, we are constantly re-investing in the core businesses of Nelnet—loan asset management, payments, and servicing. Some of our decisions may have raised a few questioning eyebrows along the way, but we hope we are gaining your confidence in our thought processes. We are constantly evaluating time-weighted risk versus reward trade-offs on capital allocation. That stated, fortune favors the bold, and when we are certain the odds are in our favor, we are not afraid to be bold. I think it is also indicative of our mindset that we have never booked an annual loss in our 25-year history; and through 2021, a tumultuous year for so many, we have grown Nelnet’s per share book value with a 17.2% compounded annual growth rate as a publicly traded company. It is also clear the true enterprise value of Nelnet remains significantly greater than the current book value of the company. In 2021, we purchased more than 713,000 shares, or just under 2% of the company, at an average price of $81.47. In 2020, we purchased almost 1.6 million shares, or 4% of the company, at an average price of $46.01 per share. We will continue to opportunistically buy our shares when the market value gets out of alignment to the enterprise value of the company.

Nelnet's Corporate Performance (Annual Percentage Change)				
	Nelnet Per Share Book Value With Dividends Included	Nelnet Per Share Market Value With Dividends Included	S&P 500 With Dividends Included	Net Income Reinvested[2] (in millions)
2004	49.2%	20.2%	10.9%	$149
2005	41.5%	51.1%	4.9%	$181
2006	6.3%	(32.7%)	15.8%	$6
2007	(1.6%)	(52.5%)	5.5%	($63)
2008	6.6%	13.3%	(37.0%)	$24
2009	21.0%	20.7%	26.5%	$135
2010	23.7%	41.6%	15.1%	$115
2011	22.6%	4.9%	2.1%	$160
2012	16.7%	27.5%	16.0%	$89
2013	26.1%	42.8%	32.4%	$271
2014	21.1%	10.9%	13.7%	$273
2015	16.0%	(26.6%)	1.4%	$153
2016	15.4%	52.7%	12.0%	$166
2017	8.8%	9.1%	21.8%	$80
2018	9.9%	(3.2%)	(4.4%)	$156
2019	6.2%	12.7%	31.5%	$72
2020	15.6%	23.7%	18.4%	$247
2021	14.7%	38.4%	28.7%	$301
CAGR/Total	**17.2%**	**9.8%**	**10.6%**	**$2,515**

[2] We believe well-managed companies do not distribute to the shareholders all their earnings. Instead, they retain a part of their earnings and reinvest the capital to grow the business. Since going public in late 2003, the company has recognized $3.6 billion in cumulative net income and, of that amount, has reinvested $2.5 billion – or 70% of our earnings over time – back into the business.

The ongoing pandemic continues to add interesting complexity as we move into 2022. In response to the pandemic and to ensure their safety, we moved 6,000 Nelnet associates to work from home within one week. Two years later, we now have nearly 8,000 associates working for the company with a vast majority of associates choosing to work full-time remote, some are hybrid associates alternating between the office and remote, and a minority of us are full-time in the office. This dynamic has changed how we recruit, train, retain, and manage our workforce. A positive outcome of the changing workplace environment is that it has allowed us to expand our reaches for talent in an increasingly competitive marketplace and grow our associate base to every state except Alaska, increasing diversity across several metrics. Just one of many silver linings of the challenges of the last two years, for which we are grateful.

Now, let's move on to brief overviews about the successes and challenges of the significant business lines and investments within Nelnet and see how our strategically engineered flywheels are being put to work.

2021 Letter to Shareholders | Page 3

2021 Letter to Shareholders | Page 4 // Nelnet Financial Services Nelnet Financial Services, our loan asset generation and management division, had a very successful 2021. In our core Federal Family Education Loan Program (FFELP) student loan business, we priced two transactions that re-levered inefficient legacy securitizations and funded new loan purchases. Although our FFELP portfolio will continue to amortize, we were an active market participant in the non-guaranteed student loan market. In late 2020, we partnered with two asset managers to purchase Wells Fargo's legacy private student loan portfolio. During the last year, we sponsored the issuance of almost $9 billion in bonds using our student loan securitization platform to permanently finance the acquisition. These securitizations will provide long-term fee income to us in the form of administration and servicing fees. In addition, the capital we contributed to the securitizations is expected to achieve returns above our historical return on equity. As we look forward to 2022, we hope this partnership model is one we will duplicate to leverage our securitization platform and investor relationships. Our loan portfolio has historically been the primary generator of cash in the company, which allows us to allocate that capital into our fee-based businesses, where we continue to innovate. Asset finance will continue to be a core driver of Nelnet. We are opportunistically acquiring loans when the risk/return profiles make sense, and we are working on launching new loan products on our balance sheet in 2022. Nelnet Bank will be a key component in the flywheel we are creating in the loan origination and asset management business. // Nelnet Bank Headquartered in Salt Lake City, Utah, Nelnet Bank completed its first full year of operations with a robust student loan refinance product that now serves over 2,200 customers and has refinanced almost $200 million in student loans. Nelnet Bank customers will save more than $20 million over the life of their refinanced loans. The bank also purchased a FFELP student loan portfolio and exceeded $500 million in assets at year-end. It has successfully raised deposits from a variety of sources, has strong liquidity, and has an acceptable level of brokered deposits. The bank has also made great progress toward meeting the strategic goals outlined in its business plan for the first year of its 3-year de novo period. Nelnet Bank is poised for growth and diversification in loan and deposit products and has a strong foundation of consumer compliance on which to build. The bank has closely followed the Coronavirus Aid, Relief, and Economic Security (CARES) Act legislation and is ready to help borrowers when the CARES Act relief expires. Borrowers will be looking to refinance and consolidate their education loans into lower interest options when they are required to begin making payments on their Federal Direct Loans. The bank will advance its in-school product with new origination technology for the 2022 peak school season. Nelnet Bank will be represented on over 400 colleges’ and universities’ financial aid office lender lists for the peak season and expects to increase the in-school channel to over 600 institutions over the course of 2022. The bank will launch a mobile app with a unique design that will enhance the consumer experience.

2021 Letter to Shareholders | Page 5 // Nelnet Business Services Nelnet Business Services (NBS) continues to focus on serving clients in the K–12 and higher education markets in the United States (U.S.) and internationally. In addition, we added new products to serve faith-based institutions and the not-for-profit market in the U.S. The value we bring to clients is to provide industry-leading, secure technology platforms that are supported by outstanding customer service. Every day, NBS lives their mission of “making educational dreams possible through service and technology.” Under the Nelnet Business Services umbrella, we have five primary businesses: FACTS, Nelnet Campus Commerce, PaymentSpring, Nelnet Community Engagement, and Nelnet International. FACTS Our K–12 business serves more than 4 million students and families at almost 11,000 schools in the U.S., and, in partnership with Nelnet International, over 50 countries and growing. In addition to our bread-and-butter business of payment plan administration, we have two primary areas of focus. Our traditional business serves the financial and information requirements of educational institutions by providing a school information system and suite of products that support the data, communication, and payment needs of the school faculty, students, and parents. We have also introduced a giving platform and mobile app to further enhance efficient communication and support the development and donor needs of private schools and the families who support them. We continue to enhance our financial aid assessment tool, which we modified to support scholarship granting organizations in many states. In 2021, we sold over 5,000 FACTS products to 1,900 existing and new customers. In 2021, we rapidly grew FACTS Education Solutions, which provides supplemental education services and teacher development in private and public schools through Title I and Title II funding. Our acquisition of HigherSchool at the end of 2020 allowed us to expand this business, especially in the New York market. In addition, the consolidated business is well-positioned to help support state governments across the country by working with them to administer federal supplemental COVID relief programs for private schools, Every Student Succeeds Act title programs, and grant application and review services. In 2021, this business worked with almost 1,000 teachers and over 12,000 students through the title programs, clearly a learning flywheel in full effect. FACTS creates a significant amount of cash flow for Nelnet, and the primary need for capital in this business comes from our continuing need to re-invest in technology to stay ahead of the changing expectations and learning environment facing our students and schools as well as provide cybersecurity solutions to keep information safe and secure. While these investments are worthwhile over the long run, they will most likely impact margins over the next few years. In 2021, Nelnet Bank invested $7.5 million into community-focused loans and investments that address critical needs in areas defined by the bank’s Community Reinvestment Act Plan. The bank was pleased to award financial scholarships to 46 low-to-moderate income students participating in technical and associate degree programs in Utah, and we are excited to support our communities and expand Nelnet Bank’s programs in the future. We appreciate the interactions, insight, and support we receive from our federal and state regulators as we continue to enhance our operational, credit, compliance, and risk practices. We are optimistic as we head into 2022. We are confident the solid foundation we created for Nelnet Bank, our superior customer service, and enhancements to our products will create a loyal customer base and ultimately grow our business so we can keep the flywheels turning.

2021 Letter to Shareholders | Page 6 // Nelnet Diversified Services We posted a very solid year in our loan servicing, servicing systems, and business process outsourcing businesses. The biggest win of the year was our private loan servicing business almost doubling in size with the conversion of the Wells Fargo private loan portfolio onto the Nelnet platform. We now service private loans for over 1 million consumer customers. In addition, we signed extensions with the U.S. Department of Education (Department) to service their loans through 2023, and we completed the first full year of servicing consumer accounts in the community solar space. Our new API-first servicing system, “Velocity,” went live for both loan originations and repayment servicing in April, providing the most flexible and adaptive solution in the industry. Nelnet Campus Commerce Higher education in the United States experienced similar trends in 2021 compared to 2020, with most institutions feeling enrollment pressure. Our products, used by more than 1,150 colleges and universities and more than 7 million students and families, focus on the electronic presentment and payment of tuition and fees and are enrollment dependent. While higher education is experiencing headwinds, Nelnet Campus Commerce maintains a strong position in the industry with retention rates of over 98%. As a result, we have an opportunity to innovate with new service offerings that will expand existing relationships and add new clients who desire the exceptional service for which Nelnet is known. PaymentSpring PaymentSpring processes ACH and credit card payments for education and non-education markets. In 2021, we processed over $39 billion in payments for our education markets and almost $390 million for non-education clients. We enhanced our systems with beneficial tools throughout last year including automated underwriting, rapid on- boarding, and payment facilitation for non-education markets. Nelnet Community Engagement During 2021, we established Nelnet Community Engagement (NCE) by combining CD2 Learning, Catholic Faith Technologies, and Aware3 into a single organization focused on providing learning and development services. NCE serves over 35 archdioceses and ministries and over 4,000 churches in the U.S. and internationally with its powerful learning and content management platform. With the addition of CD2, this business also serves for-profit corporations’ learning and development needs. Nelnet International We grew our business internationally despite the inability to travel most of the year due to the pandemic. Our office in Melbourne, Australia, was in extreme lockdown for most of 2021, but like other areas of our business, we were able to creatively use technology to serve existing clients and add new relationships. Our focus in 2022 is to expand our business in Australia, New Zealand, and other countries in the Asia Pacific region. For the first time, we added private K–12 schools as clients in Pakistan and will continue to expand as we enter other countries with reseller partners.

2021 Letter to Shareholders | Page 7 One of the largest unknowns facing the division is when the CARES Act relief for federal student loan borrowers will end. Since March 2020, the 42.9 million customers of the federal government, representing nearly $1.7 trillion in student loan volume, have not accrued interest or had to make payments on their loans. Nelnet services over 14 million of those borrowers, and multiple extensions of the original CARES Act relief period have kept us in a repeated cycle of recruiting, hiring, training, and getting government security clearance for thousands of associates so we are ready to go when those millions of borrowers resume payments. The government pays its servicers a significantly reduced fee for loans covered by the CARES Act relief yet requires us to be fully staffed and prepared for the end of the relief, which has had a moving date. Our costs are significant, and frankly, the situation has put a lot of pressure on this business and has been difficult to manage for months. As we near two full years of CARES Act student loan relief, Nelnet stands ready to assist the federal government and borrowers successfully transition back into repayment. // Nelnet Communication Services/ALLO 2021 was a year of growth and milestones for ALLO Communications. Superior product offerings create high demand, and when delivered with superior service, create loyal customers—all the true makings of a successful flywheel strategy. I always consider 100 a good number, and it was meaningful for ALLO in 2021 as they eclipsed 100,000 customers and $100 million in annualized revenue. Customers served increased 20%, and homes and businesses passed by ALLO’s fiber network grew by 31,000 to 310,000. Market share increased in all markets including those in which ALLO has operated for more than a decade. The combination of work-from-home, learn-from-home, and entertainment needs continues to drive demand for high-quality connections—fast download and upload speeds with low latency and jitter. Work-from-anywhere means businesses must have consistent services across their communities. Connectivity and communications excellence is required in the office, to the customer, and for employees. ALLO’s modern fiber network serves all community stakeholders of our gigabit societies. With consistently high customer service ratings, local and national recognition, and low customer churn, ALLO is achieving market shares well beyond our expectations when Nelnet invested in 2015. Increasing the regional fiber footprint and communities served was a specific focus for 2021. Northeast Nebraska and northeast Colorado saw numerous markets developed and services launched. The technological advancement included constructing markets for speeds up to 10 gigabits to the home, 10 times faster than previously available. Higher speeds from this platform are being offered to customers in 2022, supporting ALLO’s philosophy of offering bandwidth and internet services that do not constrain customers. Internet access is a vital utility in today’s modern world. ALLO also announced and began developing Arizona. ALLO’s first customers are expected to be served in 2022 and supported by the 800+ person ALLO team. The team has performed safely and professionally during the pandemic and strives to provide businesses, government entities, and households with world-class communications and entertainment solutions. While competition for talent and supply chain inconsistencies are a challenge in the industry, the ALLO team has fared well and continues its expansion. In 2022, ALLO expects to accelerate customer, market, headcount, and service expansion. ALLO’s team is focused on its values: being local, honest, hassle-free, and exceptional while meeting its purpose: create, connect, and serve gig communities. The importance of fiber connectivity has never been more critical, and we expect it to be even more important in the future.

2021 Letter to Shareholders | Page 8 // Nelnet Renewable Energy Services Our renewable energy businesses experienced another strong year of growth and diversification, and I continue to be excited about the financial, environmental, and social benefits derived from our investments in this sector. We and our co-investor partners have now committed to fund more than $288 million of tax equity to support the construction and operation of solar projects worth approximately $980 million. We estimate these investments will power nearly 50,000 homes and will eliminate more than 9 million tons of carbon emissions during their lifecycle. In addition to carbon savings, these investments create jobs, generate cost savings for consumers, strengthen energy resilience, and provide financial returns that fit well within our capital deployment strategy. In addition to growth and optimization of our own balance sheet in this asset class, we are excited about the continued advancement of our tax credit syndication platform and take great pride in the service we offer to our co-investor partners. During 2021, our co-investors earned approximately $92 million to reinvest back into their businesses and communities. We expect our growth in this area to continue to be strong, though there are some headwinds in the near term associated with material and labor cost increases, supply chain shortages, interconnection demands on utilities, and the potential for federal legislative action on climate change. Though these investments continue to create some volatility in our earnings due to the unique accounting treatment, we appreciate the front-loaded and life-to-term cash flows they generate. In addition, as we establish a more consistent balance year over year, we expect the impact to earnings per share to better reflect the true economic performance of these assets. We also continue to grow the community solar subscription business in megawatts under management as well as communities served. We now manage more than 549 MW hours per year for more than 6,000 customers. We continue to be encouraged by the anticipated growth in this market as well as our ability to execute on behalf of our developer partners. More and more states are adopting community solar programs to expand access to cost-efficient, clean energy resources, and we are well-positioned to fulfill these needs. We continue to expand our footprint serving new markets and programs as demand warrants, and we can leverage our servicing and back-office competencies to provide exemplary service. With our customer relationships in education and renewable energy and our financial acumen, Nelnet intends to originate and operate solar projects as the long-term owner of these assets. We believe unique value propositions exist for our educational clients such as cost savings, recruiting campaigns, progress toward carbon neutrality, educational curriculum, and sustainable investment opportunities. Additionally, we will be opportunistic in terms of renewable energy project acquisition, repowering, storage, and other ventures that offer long-term, recurring cash flows. Again, our investment and deployment of capital and people within renewable energy fit well into our overall strategy focused on customers, associates, shareholders, communities, and the environment. This area is very accretive to our core values and a key component of Nelnet Serves, our purpose-driven focus on serving others.

2021 Letter to Shareholders | Page 9 // Nelnet Real Estate Services Real estate continues to be an integral component of Nelnet’s diversification strategy, and 2021 was a strong year for our portfolio, which includes 33 investments across the country with $69 million of net equity invested. We remain pleased with the risk-adjusted returns generated by the asset class and believe Nelnet’s portfolio is well positioned to withstand market volatility given our focus on capital preservation. Despite ongoing uncertainty from the pandemic, 2021 was a record year for U.S. real estate from a valuation standpoint, and capital continues to flood the market due to the low interest rate environment and inflation protection provided by the asset class. Nelnet leveraged the competitive market dynamics to strategically sell 11 properties, generating $22 million of capital gains with weighted average returns exceeding 24%. We redeployed 86% of the capital gains into qualified Opportunity Zone investments in the real estate and renewable energy sectors, enabling Nelnet to have a positive community impact while also gaining tax efficiencies. While our intent is to increase Nelnet’s allocation to real estate, we recognize the importance of maintaining our underwriting discipline and patience given pricing is at peak levels. We target middle-market transactions with a value-add component and invest across the capital stack to diversify risk. In concert with our internal acquisition and asset management proficiencies, the Nelnet real estate team identifies strategic partners with whom we share an alignment of interests, leading to long-term relationships that generate a pipeline of qualified deal flow. In 2021, we closed on eight transactions representing $31 million of capital commitments, the majority of which were multi-family or industrial assets. We look forward to the continued growth of the real estate portfolio and will remain proactive in strategically sourcing deals that meet our investment criteria. // Nelnet Venture Capital The venture capital market has been on fire, but recently is showing signs of cooling. Valuations for fast-growing companies have doubled and, in some cases, tripled over the last couple years. The rule of thumb recently was to value fast-growing SaaS companies at somewhere between 5–10 times revenue. This has jumped to 20–30 times revenue. While the case can be made that the net present value of future cash flows can justify these valuations for fast-growing companies, they will have to, at some point, make money and stay in business to be relevant going forward. At today’s valuations, there is not much room for error. Some are concerned we may be in a venture capital bubble. Returns have been substantial, and the industry has attracted roughly three times prior funding levels over the last few years. Time will tell. We believe that as a strong corporate citizen in our community, it is important to support early-stage investment in companies we feel have a good chance of success. We continue to evaluate virtually every new investment opportunity in our home state of Nebraska. I thought it might be beneficial for our shareholders to better understand how we approach venture investing. Nelnet has committed to investing in emerging companies (start-ups) and has done so over the last decade. We have learned a lot in this process and have developed our best practices as a result. These best practices continue to evolve and will likely always be in flux. That said, some important markers don’t seem to change. We, like others, look at the product or service, the market for that product or service, and the founders of the company when making an investment. The product or service is almost always what catches the eye first; but in the end, the most important aspect of a company is its people. I am sure you will not find it surprising that we believe the people of Nelnet make us great; so, of course we apply the same thought process to the companies we invest in.

2021 Letter to Shareholders | Page 10 Investing in emerging companies requires a completely different strategy than our more traditional investments. Whereas one would rarely expect a single investment to fail in a traditional portfolio, a high failure rate is expected in an emerging company portfolio. Generally, this type of portfolio can have 50% or more of its invested companies go out of business. Portfolio returns are often created by a small handful of the companies (maybe one or two) that return 30 times or more to the portfolio. Since there is often no (or a very minimal) track record for emerging companies, it is also important to invest in a broadly diversified portfolio. It is incredibly difficult to predict the winners, so we invest small amounts initially in a broad group of promising companies, most of which are in our backyard of Nebraska, which has been a good time- tested strategy for us. As mentioned earlier, the founding management team is of critical importance for the success of an emerging company. Below are some of the traits of a founding team we like to see as we evaluate an investment opportunity: • Understands and practices the tenets of a “lean start-up” • Creates a strong board of directors • Reaches out often to stakeholders • Listens • Provides feedback • Reports to investors on a regular basis • Exposes the good, the bad, and the ugly early and often • Understands and defines what keeps them up at night • Trusts/encourages the team to report to stakeholders when appropriate • Can set near- and medium-term goals that fall in line with long-term goals • Understands funding needs over the long haul and has planned accordingly • Knows and exposes the company’s key performance indicators (KPIs) • Knows how to prepare and read financial statements Other items that help get the company on the right track include: • The team is willing to or has invested their own money • The company has the right co-investors • The company is meeting financial commitments • The team has defined roles and responsibilities Nelnet has invested approximately $115 million in early-stage companies over the last decade. In that time, the portfolio has returned just over $18 million with a remaining value of roughly $204 million. (The remaining value is based on “observable transactions,” therefore, investments are held at cost until a new priced investment round or Nelnet determines that the company is no longer a going concern and the investment is written down.) This translates into a 1.94 multiple on invested capital (MOIC). Of the 91 investments Nelnet has made, 15 have exited, 23 have been written down or off, leaving 53 companies that are in various stages of growth.

Within the portfolio we have broken out our investments into angel and venture depending on the stage of investment. Generally, we consider investments in seed capital and Series A to be angel and Series B and beyond as venture. Most of our investments would be considered angel investments. To date, our angel portfolio's internal rate of return (IRR) has been 16.9% with a 2.07 MOIC (realized and unrealized) and 11% realized. The venture portfolio's IRR is 13.2% with a 1.88 MOIC (realized and unrealized) and 192% realized. Note: The realized venture return was a relatively small investment that roughly doubled in value over an 8-month time frame.

The most exciting news for 2021 in our investment portfolio though was not an exit but a funding in October of a portfolio company, CompanyCam. Nelnet participated in the first two rounds of this company for a total of $850,000 invested. Nelnet's previously adjusted value of $1.3 million is now valued at $11.6 million for a gain of $10.3 million. We love when this happens even though it adds to the choppiness of our corporate earnings. Some problems are good problems to have.

Capital Deployment by Year (in millions)

	2013	2014	2015	2016	2017	2018	2019	2020	2021	9-Year Total
FFELP loan/residual acquisitions, net of financing	$38	$127	$140	-	-	$105	$71	$141	$39	$661
Private and consumer loan/residual acquisitions, net of financing	$68	$17	$173	$61	$75	$188	$61	$71	$143	$857
Business acquisitions	-	$47	-	-	-	$153	-	$30	-	$230
Nelnet Bank	-	-	-	-	-	-	-	$100	-	$100
ALLO acquisition and capital expenditures	-	-	$47	$39	$115	$87	$45	$48	-	$381
Other capital expenditures (non-ALLO)	$17	$26	$17	$29	$41	$38	$48	$65	$59	$340
Hudl investment	-	$1	$41	-	$10	-	-	$26	$5	$83
Other investments (including capital/real estate/solar)	$20	$45	$53	$22	$19	$67	$103	$396	$726	$1,451
Debt repurchases	$79	$47	$42	$77	$181	$13	-	$26	$407	$872
Stock repurchases	$13	$16	$96	$69	$69	$45	$40	$73	$58	$479
Dividends	$19	$19	$19	$21	$24	$27	$29	$32	$34	$224
	$254	**$345**	**$628**	**$318**	**$534**	**$723**	**$397**	**$1,008**	**$1,471**	**$5,678**

// Hudl

The world saw sports largely return in 2021, with coaches and athletes taking lessons from 2020 into their new seasons. Hudl adapted to and led many of these changes. The organization accelerated through the curve and stayed true to its mission to make every moment count.

Hudl continued its strong growth, with a team of more than 3,000 Hudlies spread across 19 countries around the world. The company now serves more than 200,000 teams across 40 sports and 150 countries.

Last year, we shared that sports teams turned to Hudl Focus to livestream games that fans couldn't attend. In 2021, the company found that though crowds largely returned to stadiums and gyms, Hudl Focus still played a large part in teams' workflows. More than 630,000 games, matches, and practices were captured, and almost 200,000 of them were livestreamed. The company has plans to further its camera offerings with the addition of Focus Flex, a portable camera launching in 2022.

2021 Letter to Shareholders | Page 11

2021 Letter to Shareholders | Page 12 Hudl’s media division made great strides over the year as well. With an 8-week streak of over 1 million active weekly athletes, the team found new ways to engage athletes. They partnered with strong brands and launched a Snapchat show showcasing female athletes—Her Hudl. Assist (Hudl’s professional analysis service) remains another strong player in helping the company make every moment count. Analysts broke down just under 1 million games without missing a single turnaround time. The company also looked inward over the last year to evolve its practices and associate experience. An employee resource group (ERG) framework was formalized and is led by a governing body, Together @ Hudl. More than 150 Hudlies participate in the new ERGs—Community Champions, Her Hudl, Pride @ Hudl, and Mental Wellness. Hudl again partnered with WeCOACH to host the third annual BreakThrough Summit, a free, digital leadership summit designed to develop and celebrate women in sports. The 2021 BreakThrough Summit featured Becky Hammon, assistant coach for the San Antonio Spurs, Julie Foudy, two-time FIFA Women's World Cup and Olympic gold medalist, and Dr. Condoleezza Rice, former U.S. Secretary of State. We remain extremely pleased with our investment in Hudl. As I have stated for more than a decade, it is our goal for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental (intrinsic) value recorded by the company. To achieve this goal, we strive to maintain a one-to-one relationship between the company’s fundamental value and market. As that implies, we would rather see Nelnet’s stock price at a fair level than at an artificial level. Our fair value approach may not be preferred by all investors, but we believe it aligns with Nelnet’s long-term approach to both our business model and market value. However, from time to time Mrs./Mr. Market can be irrational and will materially overvalue or undervalue the investment style they currently love. Short-term, Mrs./Mr. Market is a voting machine; long-term, the market is a weighing machine. For the last two years, it is my deep belief that the markets have turned on the voting machine and have fallen into an unhealthy love with growth stocks, crypto, NFTs, and meme stocks, with the primary focus seeming to be on speculating versus investing. Long term, the weighing machine is always turned on again and dominates in the end. After the way I ate over the holidays, I, like Nelnet, weigh more than last year. The economic relief and stimulus passed by the government since the pandemic began is truly astounding! To provide relief to so many impacted individuals and businesses was critical when the economy was shut down at the beginning of the worst pandemic in 100 years. There was $4 trillion in stimulus in 2020. In 2021, there was $1.9 trillion in stimulus, and the U.S. approved an additional $1 trillion infrastructure package. That is almost $7 trillion, not including the government balance sheet expanded from $4 trillion to $8 trillion by buying the debt the government printed, the Fed cut interest rates by 1.5–2% to take rates to basically zero, and deferred payments on $1.7 trillion in student loans through May 1, 2022. It can take 12 to 18 months for government stimulus to completely roll through the economy. This would imply the tailwinds (also referred to as inflationary pressures) of the stimulus passed in 2021 could continue through the majority of 2023. The amount of stimulus truly is incredible, and much of it was needed to help people and the country through the worst of the pandemic. However, some could argue it was too much. Here’s an analogy to put the current situation into perspective: Let’s say we met at my favorite sports bar for a beer or two and then we went on to drink a case instead. Common sense would suggest our actions might result in quite a hangover. Thanks to the actions of many administrations and congresses from both parties, our national debt just went over $30 trillion. // Mike Dunlap’s Thoughts about Economics

2021 Letter to Shareholders | Page 13 Where did all the stimulus go and where is it headed? When the markets see cash and there is no place to invest the extra cash, what happens? The markets will create something from nothing to fill the demand in part created by the government printing money. How did the markets create something from nothing? Let me give you examples: more than $2 trillion in crypto (6,000+ currencies, Bitcoin is up 800% from March 2020), 1,300+ IPOs, 850+ SPACs, $400 billion in new venture capital deals in the last two years, NFTs of over $31 billion, home prices up close to 20% in 2021, and other real estate prices are up over 20% across the board in almost all sectors. From the trough of the stock market in March of 2020 to the end of 2021, the S&P 500 and the NASDAQ increased in value by over $20 trillion. The markets are amazing! I just finished reading an overview by investor and investment strategist Jeremy Grantham claiming we are in a “superbubble” with stocks, housing, commodities, crypto, and NFTs all surging at the same time. It appears we went to the sports bar, and after our inhibitions were lowered, we decided to drink a case instead of a couple beers. What else happens when a government prints an astounding amount of money? When I took economics in college, I learned that if you endlessly print money, it leads to much higher interest rates and/or devaluation of the currency— in some extreme cases it is devalued all the way to zero (some examples: Argentina every few decades, Venezuela, Germany at the end of World War I and World War II). If a government prints money and keeps interest rates too low for too long, one or both economic challenges will happen. Turkey is a great current example as the country’s leader continues to print money and lower rates, their currency continues to devalue. Inequality is decreasing in these countries because everyone is becoming poorer together. We are seeing double-digit monthly inflation rates in those countries. The United States is known as the land of opportunity and the most incredible wealth-creating country to ever exist given our rule of law, freedom of speech, robust capital markets, government structure, and solid oversight. With hard work and grit, anyone can turn his or her dream into reality. That opportunity continues to exist as Americans historically keep moving up. We have repeatedly heard in the media about the hollowing out of the middle class over the last 40 years since the Reagan administration—is that accurate? From Steven Pinker’s book, Enlightenment Now, “Poor was defined as an income of $0–$30,000 (in 2014 dollars) for a family of three, lower middle class as $30,000– $50,000, middle class $50,000–$100,000, upper middle class $100,000–$350,000. The study found that in absolute terms, Americans have been moving up. Between 1979 and 2014, the percentage of poor Americans dropped from 24 to 20, the lower middle class dropped from 24% to 17%, and the percentage in the middle class shrank from 32 to 30. Where did they go? Many ended up in the upper middle class, which grew from 13% to 30% of the population and in the upper class, which grew from 0.1% to 2%.” While many Americans have climbed the income ladder, it remains true that income inequality also did increase, which is concerning. For most of 2021, the Federal Reserve (Fed) kept telling the market, “inflation is transitory,” because of supply disruptions caused by COVID-19; therefore, they decided to not raise interest rates or cut back on quantitative easing. History tells us when bubbles are created, income inequality increases. Those with assets see their value increase while those without assets see prices for the goods they purchase increase. In 2021, wages were up over 4%, but prices were up over 7%. The highest earners, most of whom have college educations, can earn their way out of a downturn. The poorest Americans are hurt for a generation or more by high inflation and the resulting impact on household savings and safety nets being depleted. The Fed has now realized what many organizations were already seeing; inflation was not transitory. Now they are playing catch-up to stop quantitative easing and raise interest rates to try to tame the inflation they helped create by printing too much cash. As rates go up, the value of discounted cash flow generated from companies over time goes down, which usually leads to stock prices going down. Over the long term, printing money hurts everyone but hurts lower-income families the most.

2021 Letter to Shareholders | Page 14 As the stimulus continues its slow roll though the economy through 2023, it is my prediction that we are going to start seeing cracks in the ice. Jeremy Grantham’s newsletter, Let the Wild Rumpus Begin, explains the superbubble we created. Half the companies that finished SPAC deals in the last two years are down 40% or more, erasing tens of billions of dollars in investor value. As I write this message at the end of January 2022, cryptocurrencies have erased $1.2 trillion in supposed value in the last few weeks, and the stock market is approaching correction territory. The market created something from nothing to fill the demand fueled by the government printing money. It is my fear that as the sun comes up, we are all going to pay the price for drinking a case of beer and staying up all night at the bar. To be clear, hair of the dog is NOT the answer (printing more money). We live in the best country in the world. Let’s hope as we wake up from our hangover, we don’t make the same economic mistakes and create a nation where we have perfect equality because we are all broke. On the bright side, as these future disruptions occur in the economy, we will continue to position Nelnet to help our customers, associates, and communities be successful and help their dreams come true while positioning Nelnet to be opportunistic as we have in the past. It wasn’t all positive in our corner of the world last year, as 2021 also came with some hard times. We lost one of our dear friends and board members, JoAnn Martin, to a rapid onset disease. JoAnn had an illustrious career as CEO of Ameritas Corporation. She was an icon in our community, and we miss her counsel and wisdom greatly in our meetings. In 2022, our longest-serving board member, Jim Abel, will be retiring from the board. Jim has been a key mentor to Mike, me, and the entire senior management team. He has always held our feet to the fire, reminded us of our duty to all our constituents (customers, associates, communities, and shareholders), has challenged us when we needed it most, and more importantly, coached us up when we needed it. Jim will be greatly missed in our board room. With change comes opportunity. With open positions to fill and as part of our ongoing board refreshment and succession process, our Nominating and Corporate Governance Committee has carefully vetted and considered multiple candidates for the Nelnet board and is recommending three individuals for appointment, which we expect to happen in the coming weeks. Each will come with a different set of talents and skills. Jona Van Deun is the president of the Nebraska Tech Collaborative, which was established to attract top technologists to our home state. With an extensive background in politics and public affairs, Jona was formerly vice president of Small Business Coalitions and Engagement for the U.S. Chamber of Commerce in Washington, D.C., before returning home as president of the Nebraska Tech Collaborative. She will bring much-needed technology and talent acquisition expertise to the board. Adam Peterson is co-CEO and president of Boston Omaha, a public holding company with businesses engaged in several sectors including advertising, insurance, telecommunications, and real estate. The company's principal objective is to grow intrinsic value per share at an attractive rate, while seeking to maintain a strong financial position. Adam’s Magnolia Capital Fund, which is a significant shareholder of Boston Omaha, also happens to be one of Nelnet’s largest external, non-management shareholders. Adam will bring a wealth of relevant investment expertise to our board meetings. We will also be adding Matthew Dunlap, Mike’s eldest son, to the board to further add succession planning and consultation from our largest shareholder group, the Dunlap family. Matt is currently a managing director in our Nelnet Business Services division. Matt went to undergraduate school at Northwestern University and law school at the University of Nebraska and has been working for the company for about five years. We have lofty aspirations for Matt as he works in the various divisions of Nelnet. (For important additional information about the expected new board members, see the “Additional Information” caption below.) // Where We Are Going/Closing

2021 Letter to Shareholders | Page 15 Nelnet Board of Directors Michael S. Dunlap James P. Abel Preeta Bansal William R. Cintani Kathleen A. Farrell Ph.D. David Graff Thomas E. Henning Kimberly Rath Nelnet Bank Board of Directors Michael S. Dunlap Tim Tewes Carine Strom Clark Connie Edmond Anthony Goins Crawford Cragun Jaime Pack Andrea Moss At the very end of the year, right before the holidays, Mike was diagnosed with prostate cancer. Thankfully, through the same preventive wellness services we offer our associates, the disease was detected early. Mike immediately underwent surgery to have his prostate removed, recovered quickly, and we are happy to report he plans to lead us as executive chairman for many years to come. Admittedly, the diagnosis gave us all pause, and we are truly thankful for the positive outcome. These types of life events remind us to stay humble, be grateful for every day, and live our purpose. To that end, here at Nelnet, we will continue to fuel the machine so we can fulfill our purpose of serving others and helping make their dreams come true. Dream. Learn. Grow. Jeff Noordhoek Chief Executive Officer Adam Peterson Jona Van Deun Matthew Dunlap

2021 Letter to Shareholders | Page 16 Additional Information More information about the expected new board members will be in an 8-K we’ll file with the Securities and Exchange Commission (SEC) shortly after they are appointed, and in our definitive proxy materials to be filed for the 2022 annual meeting of shareholders scheduled for May 19, 2022. We currently expect Adam Peterson will be appointed to the board as a Class II director, which means his term will expire at the 2022 annual meeting and that the board will recommend that shareholders elect him to continue as a Class II director. We also expect to file our definitive proxy materials in April 2022, which will include information about the participants in the solicitation of proxies and a description of their direct or indirect interests, by security holdings or otherwise. Shareholders should read the proxy statement when it is available because it contains important information. Shareholders and investors will be able to get the proxy statement and any other relevant filed documents, free of charge, on the SEC’s website at www.sec.gov and on our investor relations website at www.nelnetinvestors.com once such documents have been filed.

2021 Letter to Shareholders | Page 17 Forward-Looking and Cautionary Statements This letter to shareholders contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this letter and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks and uncertainties related to the severity, magnitude, and duration of the Coronavirus Disease 2019 ("COVID-19") pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to combat the pandemic, and volatility in market conditions resulting from the pandemic; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department, which current contracts accounted for 29% of the company's revenue in 2021; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the pending and uncertain nature of the Department's procurement process, risks that the company may not be successful in obtaining any of such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans or investment interests therein; financing and liquidity risks, including risks of changes in the securitization and other financing markets for loans; risks and uncertainties from changes in terms of education loans and in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the CARES Act and the expected decline over time in FFEL Program loan interest income due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment, as well as the possibility of new student loan forgiveness or broad debt cancellation programs by the government or other incentives to consolidate away from existing FFEL Program loans; risks and uncertainties of the expected benefits from the November 2020 launch of Nelnet Bank operations, including the ability to successfully conduct banking operations and achieve expected market penetration; risks related to investments in solar projects, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom), acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; cybersecurity risks, including disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in the general interest rate environment, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the SEC, including the most recent Form 10-K filed by the company with the SEC. All forward- looking statements in this letter are as of the date of this letter. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.